SEPARATION AGREEMENT

THIS AGREEMENT is made as of the 29th day of October, 2007 (the “Agreement Date”), between Winland Electronics, Inc., a Minnesota corporation (the “Company”), and Lorin Krueger (the “Employee”).

BACKGROUND:

A.
The Employee and the Company are parties to an Employment Agreement dated January 23, 2007 (the “Employment Agreement”) under which the Employee is employed by the Company.  Under the terms of the Employment Agreement, Employee is entitled to severance pay and benefits under certain circumstances including the condition that he release the Company from legal claims in exchange for such severance pay.

B.	The Company believes that a leadership change is in the best interests of the Company.

C.
The Company wishes Employee to remain as CEO and Employee has agreed to remain as CEO until January 2, 2008, at which time his resignation will be effective.  The Company wishes Employee to remain as a director of the Company and Employee desires to remain as a director until the expiration of his current term on the day of the Company’s Annual Meeting of Shareholders in May 2008, subject to the relevant provisions of this Agreement.

D.	Employee and the Company have reached an agreement regarding the Employee’s separation from the Company and desire to memorialize that agreement.

THE COMPANY AND THE EMPLOYEE AGREE AS FOLLOWS:

1.	TERMINATION OF EMPLOYMENT. Employee's employment with the Company is terminated effective as of the close of the Company’s business day on January 2, 2008 (the “Termination Date”).

2.	TRANSITION ISSUES.

a.
Between the Agreement Date and the Termination Date (the “Transition”), Employee will report to the Board of Directors of the Company or its designee (the “Board”).  Employee agrees to perform agreed upon duties as assigned by the Board, and assist and cooperate with the Board during the Transition, as requested by the Board.  Such duties may include but are not limited to assisting in (1) the search for a replacement CEO; (2) the transition of responsibilities to the next CEO and/or an interim individual performing the CEO function, to the extent one is chosen and begins employment prior to the Termination Date; (3) continued development of strategy, budgets and planning for 2008 operations; and (4) customer, investor and public relations.

b.
During the Transition, Employee shall serve the Company faithfully and to the best of his ability.  Except as approved in writing by the Board, which approval shall not be unreasonably withheld, Employee shall devote his full business and professional time, energy and diligence to the performance of his duties.

c.	During the Transition, Employee shall receive the same compensation and benefits to which he is entitled under the Employment Agreement.

d.
It is understood and agreed that, subsequent to December 31, 2007, Employee shall not be required to sign as an officer of the Company any documents or representations for which he may be held personally liable, including but not limited to any 10k, quarterly or 204 filings, Company checks or insurance certificates,

3.
PAYMENTS. In exchange for the promises, releases and agreements made by the Employee in this Agreement and in full satisfaction of its obligations under the Employment Agreement, absent rescission by Employee of this Agreement, the Company will:

a.
Pay Employee, on or before the close of business on January 3, 2008, a lump sum of $196,625.00, equal to thirteen (13) months of Employee’s current base salary, subject to required and authorized deductions and withholdings;

b.
Continue to pay the Company’s ordinary share of premiums for six (6) calendar months for Employee’s COBRA continuation coverage in the Company’s group medical, dental and life insurance plans (as applicable), provided Employee elects such continuation coverage and timely pays Employee’s share of such premiums, if any;

c.
Pay into Employee’s Health Savings Account (“HSA”) with the Company the Company’s entire $2,500 contribution for 2008.  Said payment shall be made on January 2, 2008, while Employee is still employed by Company, so that the contribution may be used by Employee, in accordance with the applicable plan documents, during 2008.

d.
Pay to Employee the cash equivalent of all accrued, unused paid time off (“PTO”) as of January 2, 2008 in the following manner: (1) prior to close of business on January 2, 2008, while Employee is still employed by Company, Company shall pay the first $3000 of this PTO (or, if that amount is not permitted by the HSA plan documents, the maximum amount permitted thereby) into Employee’s HSA with the Company; (2) prior to close of business on January 2, 2008, while Employee is still employed by Company, Company shall pay as much of the PTO into Employee’s flex spending account as is necessary to cover Employee’s share of his COBRA contributions for the first six months of 2008 (or, if that amount is not permitted by the plan documents, the maximum amount permitted thereby); (3) prior to close of business on January 2, 2008, while Employee is still employed by Company, Company shall pay as much of the remainder of this PTO as is permitted by Company’s 401k plan documents into Employee’s 401k account with the Company; and (4) any remainder of this PTO, after payments have been made in accordance with the preceding subparts of this paragraph, shall be paid to Employee on or before the close of business on January 3, 2008;

e.
Pay into Employee’s 401k account with the Company, prior to the close of business on January 2, 2008, while Employee is still employed by Company, the full amount of the Company’s 401k matching contribution permitted by the 401k plan documents;

f.
Pay reasonable sums for and/or provide legal counsel and support as needed by Employee in order to sell Company stock following the Termination Date, up to $1000.  Prior to retaining and seeking reimbursement for independent counsel in accordance with this provision, Employee will first contact the Company and offer it the opportunity to provide the requested counsel and support.  If the Company fails to provide or commit to said support within 48 business hours of Employee’s request, Employee shall be free to retain independent counsel, and Employee shall be reimbursed for related opinions and support provided by said counsel.  While Employee is serving as a Director of the Company, he shall receive from the Company, in this regard, the same legal counsel and support as all other Directors, as well as the payment/assistance contemplated by this subparagraph, to the extent necessary;

g.
Reimburse Employee up to $1000 for professional fees (accounting, tax preparer and/or legal) incurred by Employee in the preparation of his 2007 tax return.  Said reimbursement shall be made by Company to Employee within thirty (30) days of delivery of related receipts to Company; and

h.
Reimburse Employee up to $5000 collectively for the following expenses: (1) 2008 Mankato Golf Club Social membership; (2) 2008 CEO Round Table membership; (3) four Mankato State University hockey and basketball tickets for the 2007-08 seasons; and (4) career transition and/or personal coaching services.  Said reimbursement shall be made by Company to Employee within thirty (30) days of delivery of related receipts to Company.

4.
OTHER CONSIDERATIONS.  Also in exchange for the promises, releases and agreements made by the Employee in this Agreement and in full satisfaction of its obligations under the Employment Agreement, absent rescission by Employee of this Agreement, the Company agrees:

a.
Employee shall remain a Director of the Company until the expiration of his current term on the day of the Company’s Annual Meeting of Shareholders in May 2008, subject to removal under the same circumstances as all other Directors of the Company.  Following the Termination Date, Employee shall be compensated for his services in that role, including but not limited to the payment of fees, expenses and memberships, consistent with payment made to all other non-employee Directors of the Company.

b.
Subject to applicable laws, articles and bylaws, including but not limited to any independece requirements, Employee shall become a non-voting, non-independent member of the Company’s Audit and Governance Committees.

c.
To the extent Company shall seek or require Employee’s services following the Termination Date, other than in his capacity as a Director, the Company shall compensate Employee at a rate of $100 per hour, plus necessary expenses, for said services.  Payment for these services shall be made by Company to Employee within thirty (30) days of delivery an invoice to Company.

d.	Upon request by Employee, the Company agrees to sign and provide to Employee a reference letter mutually agreeable to Employee and the Company.

e.
Employee shall be permitted to retain following the Termination Date his desktop PC, his notebook PC, and his Palm Treo 700 cell phone (including its number).  It is understood that Employee shall purge from each of these items, in the presence of a Company representative, all of the Company’s confidential information.

f.
It is understood and agreed that, notwithstanding any other provision of this Agreement, the Company shall indemnify, defend and hold harmless Employee (to the fullest extent permitted by law) from and against any and all claims made against him as a result of and/or arising out of his service and/or tenure as an officer and/or director of the Company, and/or as a trustee of the Company’s 401k plans, including but not limited to any and all SEC claims and/or investigations.

5.	RELEASE OF CLAIMS.

a.
Specifically in consideration of the Company’s agreements described in Paragraphs 3 and 4 of this Agreement, Employee, for himself and anyone who has or obtains legal rights or claims through him, releases, agrees not to sue, and forever discharges the Company (as defined below) from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Employee has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Employee’s employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of Employee’s signing this Agreement.  As a condition to receiving the consideration described in Paragraphs 3 and 4, on the Termination Date, Employee shall reaffirm this release and the remaining covenants under this Paragraph 5 effective as of the completion of the term of his employment on that date by signing the Release attached hereto as Exhibit A.

b.
This release includes, without limiting the generality of the foregoing, any claims Employee may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.  Employee hereby waives any and all relief not provided for in this Agreement.

c.
Employee affirms that he has not caused or permitted, and to the full extent permitted by law, will not cause or permit to be filed, any charge, complaint, or action of any nature or type against the Company, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws.  If Employee files, or has filed on his behalf, a charge, complaint, or action, Employee agrees that the payments described above in Paragraphs 3 and 4 are in complete satisfaction of any and all monetary claims in connection with such charge, complaint, or action and Employee waives, and agrees not to take, any monetary award from such charge, complaint, or action.

d.
Employee understands that he is not, by signing this Agreement, releasing or waiving (1) any vested interest he may have in any 401(k), HSA or profit sharing plan by virtue of his employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) benefit continuation rights under the Consolidated Omnibus Reconciliation Act or similar state law, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) the right to apply for state unemployment compensation benefits, (6) any rights or claims to receive the consideration described above in Paragraph 3 and 4 (including the right to indemnification, as set forth in paragraph 4.f), (7) any rights or claims to receive payments under Paragraph 11 below, or (8) the right to pursue any charge, complaint, or action that cannot by law be waived by a private agreement such as this Agreement; however, by signing this Agreement the Employee does waive, to the extent permitted by law, the right to receive any monetary award from any such charge, complaint, or action.

e.
The “Company,” as used in this Paragraph and in this Separation Agreement, shall mean the Company and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

6.
EMPLOYEE'S ACKNOWLEDGMENTS.  Employee acknowledges and represents to the Company that: (a) he understands that he has the right to consult with an attorney, and that he has been advised by the Company to consult with an attorney, regarding the meaning and effect of this Agreement; (b) he understands that he is entitled to a period of twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Agreement in which to consider whether to sign this Agreement, and that, having been advised of that entitlement, he may elect to sign this Agreement at any time prior to the expiration of that time period; (c) he has read this Agreement and understands its consequences; (d) he has determined to execute this Agreement of his own free will; (e) the amounts that the Company will pay him under this Agreement constitute fair and adequate consideration for the promises, releases and agreements made by him in this Agreement; and (f) in the absence of this Agreement, he would not be entitled to the amounts that the Company will pay him under this Agreement.

7.	RIGHTS TO RESCIND. The Company and the Employee hereby acknowledge that the Employee has the rights described in this Paragraph 7.

a.
The Employee has the right to rescind this Agreement under the Age Discrimination in Employment Act.  To be effective, such a rescission must be made by written notice delivered to the Company within seven (7) days following the date of this Agreement or sent to the Company by certified mail, return receipt requested, postmarked within seven (7) days following the date of this Agreement.

b.
The Employee has the right to rescind this Agreement under the Minnesota Human Rights Act.  To be effective, such a rescission must be made by written notice delivered to the Company within fifteen (15) days following the date of this Agreement or sent to the Company by certified mail, return receipt requested, postmarked within fifteen (15) days following the date of this Agreement.

The address to which notice of a rescission under this Paragraph 7 is to be delivered or sent is:  Thomas J. de Petra, 14433 Enclave Ct. NW, Prior Lake, MN 55372.

8.	EMPLOYMENT AGREEMENT.

a.
For the avoidance of doubt in that regard, nothing contained in this Separation Agreement will terminate, extinguish or in any manner limit any right, privilege or benefit which the Company has under the Employment Agreement (including, without limitation, Article 5 of the Employment Agreement) and each provision of the Employment Agreement under which the Company has any right, privilege or benefit (including, without limitation, Article 5 of the Employment Agreement) will continue in full force and effect in accordance with its terms.

b.
Without limiting anything contained in Paragraph 8(a) above, and in order to induce the Company to enter into this Separation Agreement, Employee hereby reaffirms his obligations under Article 5 of the Employment Agreement.

c.
For the avoidance of any doubt in that regard, the payment to be made to the Employee under Paragraph 3 above is in lieu of any payment which may be due the Employee under the Employment Agreement in connection with or by reason of the termination of the Employee’s employment with the Company, and the release made and given by the Employee in Paragraph 5 above includes within its scope any claim that the Employee may have to any payment under the Employment Agreement in connection with or by reason of the termination of the Employee’s employment with the Company, other than as set forth in this Agreement.

9.
CONFIDENTIALITY. The Employee on the one hand, and the Company on the other, will not disclose the terms of this Agreement to any person without the prior written consent of the party; provided, however, that (a) they may disclose the terms of this Agreement to their legal counsel, their accounting and tax advisors, the Employee’s spouse and the Employee’s other immediate family members, (b) they may disclose the terms of this Agreement if and to the extent that the Employee is compelled to do so by an order issued by a court of competent jurisdiction, (c) they may disclose the amount paid to them under this Agreement to the United States Internal Revenue Service, the Minnesota Department of Revenue and the Minnesota Department of Economic Security, (d) the Employee may disclose the terms of this Agreement to any coach or counselor contemplated by paragraph 3.h of this Agreement, and (e) the Employee may disclose the terms of this Agreement as required to satisfy his duties and obligations as the CEO of the Company prior to the Termination Date; and (f) the Company disclose the terms of this Agreement to the SEC or other agencies or persons who have a real, documented need to know its terms.

10.
COMMUNICATIONS WITH CUSTOMERS AND OTHERS.  Company and Employee agree that they will communicate a mutually agreeable message regarding Employee’s termination from the Company and the Transition to all third parties.  The parties agree to develop such message no later than any public announcement or communication regarding Employee’s departure from the Company.  The parties agree that they shall not disparage or defame each other in any respect or make any disparaging comments concerning the employment relationship between them.  As to the Company, this applies to its officers, agents and directors, who specifically will not disparage Employee's professional reputation; and as to Employee this relates to comments about any officer, director or employee of the Company. These obligations do not apply so as to preclude government-mandated reports, court orders, or otherwise as required by law.

11.
MISCELLANEOUS PAYMENTS TO EMPLOYEE.  Upon verification of the amount and validity of such expenses which shall occur promptly after Employee provides the pertinent information, the Company will reimburse the Employee for any expenses incurred by the Employee during his employment with the Company, and for which the Employee has not already been reimbursed, provided that the Employee provides the Company reasonable documentation of such expenses and complies with the Company’s expense reimbursement procedures.

12.
GOVERNING LAW. This Agreement will be construed and enforced in accordance with the laws of the State of Minnesota (without regard to the laws of such state which concern conflicts of laws), and any proceedings relating to the interpretation or the enforcement of this Agreement will be brought in federal or state courts located in Minnesota.

13.
ENTIRE AGREEMENT AND BINDING EFFECT.  This Separation Agreement contains the entire agreement and understanding of the Company and the Employee with regard to the subject matter addressed herein.  The parties agree that they have not relied upon any verbal or written representations in entering into this Agreement, other than as set forth herein.  This Agreement shall be binding on the parties and their respective heirs, successors and assigns.

IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the day and year first above written.

                                                            WINLAND ELECTRONICS, INC.

Date: October 29, 2007	By:	/s/ Thomas J. de Petra
Thomas J. de Petra
Its Chairman of the Board

By:	/s/ Lorin E. Krueger
Lorin E. Krueger

EXHIBIT A - RELEASE

For good and valuable consideration, the sufficiency of which is acknowledged, Lorin Krueger (“Employee”), for himself and anyone who has or obtains legal rights or claims through him, releases, agrees not to sue, and forever discharges Winland Electronics, Inc. (“the Company”) from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, Employee has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Employee’s employment with the Company, or the termination of that employment, or otherwise, and however originating or existing, from the beginning of time through the date of Employee’s signing this Agreement.

This release includes, without limiting the generality of the foregoing, any claims Employee may have for wages, bonuses, commissions, penalties, deferred compensation, vacation pay, separation benefits, defamation, invasion of privacy, negligence, emotional distress, breach of contract, estoppel, improper discharge (based on contract, common law, or statute, including any federal, state or local statute or ordinance prohibiting discrimination or retaliation in employment), violation of the United States Constitution, the Minnesota Constitution, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Minnesota Human Rights Act, Minn. Stat. § 363.01 et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101 et seq., the Employee Retirement Income Security Act of 1976, 29 U.S.C. § 1001 et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., any claim arising under Minn. Stat. Chapters 177 and 181, Minn. Stat. § 176.82, and any claim for retaliation or discrimination based on sex, race, color, creed, religion, age, national origin, marital status, sexual orientation, disability, status with regard to public assistance or any other protected class, or sexual or other harassment.  Employee hereby waives any and all relief not provided for in the Separation Agreement.

Employee affirms that he has not caused or permitted, and to the full extent permitted by law, will not cause or permit to be filed, any charge, complaint, or action of any nature or type against the Company, including but not limited to any action or proceeding raising claims arising in tort or contract, or any claims arising under federal, state, or local laws.  If Employee files, or has filed on his behalf, a charge, complaint, or action, Employee agrees that the payments described in Paragraphs 3 and 4 of the Separation Agreement are in complete satisfaction of any and all monetary claims in connection with such charge, complaint, or action and Employee waives, and agrees not to take, any monetary award from such charge, complaint, or action.

Employee understands that he is not, by signing this Exhibit A - Release, releasing or waiving (1) any vested interest he may have in any 401(k), HSA or profit sharing plan by virtue of his employment with the Company, (2) any rights or claims that may arise after the Agreement is signed, (3) benefit continuation rights under the Consolidated Omnibus Reconciliation Act or similar state law, (4) the right to institute legal action for the purpose of enforcing the provisions of this Agreement, (5) the right to apply for state unemployment compensation benefits, (6) any rights or claims to receive the consideration described above in Paragraphs 3 and 4 of the Separation Agreement (including the right to indemnification, as set forth in Paragraph 4.f. of the Separation Agreement), (7) any rights or claims to receive payments under Paragraph 11 of the Separation Agreement, or (8) the right to pursue any charge, complaint, or action that cannot by law be waived by a private agreement such as the Separation Agreement or this Exhibit A - Release.  However, by signing this Exhibit A – Release, the Employee does waive, to the extent permitted by law, the right to receive any monetary award from any such charge, complaint, or action.

The “Company,” as used in this Exhibit A – Release, shall mean the Company and its parent, subsidiaries, divisions, affiliated entities, insurers, and its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, representatives and consultants, and the successors and assigns of each, whether in their individual or official capacities, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, in their official and individual capacities.

Employee acknowledges and represents to the Company that: (a) he understands that he has the right to consult with an attorney, and that he has been advised by the Company to consult with an attorney, regarding the meaning and effect of this Agreement; (b) he understands that he is entitled to a period of twenty-one (21) calendar days from the date on which he receives an unsigned copy of this Exhibit A - Release in which to consider whether to sign this Exhibit A - Release, and that, having been advised of that entitlement, he may elect to sign this Exhibit A - Release at any time prior to the expiration of that time period; (c) he has read this Exhibit A - Release and understands its consequences; (d) he has determined to execute this Exhibit A - Release of his own free will; (e) the amounts that the Company has paid him under the Separation Agreement constitute fair and adequate consideration for the promises, releases and agreements made by him in this Exhibit A - Release; and (f) in the absence of the Separation Agreement, he would not be entitled to the amounts that the Company will pay him under the Separation Agreement.

The Company and the Employee hereby acknowledge that the Employee has the rights described as follows:

a.
The Employee has the right to rescind the Separation Agreement under the Age Discrimination in Employment Act.  To be effective, such a rescission must be made by written notice delivered to the Company within seven (7) days following the date of this Exhibit A - Release or sent to the Company by certified mail, return receipt requested, postmarked within seven (7) days following the date of this Exhibit A - Release.

b.
The Employee has the right to rescind the Separation Agreement under the Minnesota Human Rights Act.  To be effective, such a rescission must be made by written notice delivered to the Company within fifteen (15) days following the date of this Exhibit A - Release or sent to the Company by certified mail, return receipt requested, postmarked within fifteen (15) days following the date of this Exhibit A - Release.

The address to which notice of a rescission under this paragraph is to be delivered or sent is: Thomas J. de Petra, 14433 Enclave Ct. NW, Prior Lake, MN 55372.

Date: January 2, 2008	By:
Lorin E. Krueger